UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 13, 2012
STEVIA NUTRA CORP.
(Exact name of registrant as specified in its charter)
Nevada	333-170128	27-3038945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
37 Bannisters Road, Corner Brook, Newfoundland, Canada		A2H 1M5
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(709) 660-3056
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2012, Stevia Nutra Corp. (the “Company”) appointed Dr. Hilary A. Rodrigues as chief executive officer of the Company.

Dr. Hilary A. Rodrigues

A successful entrepreneur and passionate advocate for healthy living, Dr. Rodrigues’ career is the result of years of volunteer service combined with savvy business acumen.

Dr. Rodrigues has served not only his local, but the international community in many capacities.  As both a mayor and deputy mayor of his municipality, an International Red Cross delegate, a member of the Canadian Agri-Foods Marketing Council and past chairman of the food and beverage committee of the Canadian Manufacturers and Exporters, Newfoundland and Labrador branch, Dr. Rodrigues has demonstrated an astute capacity to build bridges across many different forums.  His appointment to the Premier’s Committee, “Social Strategic Plan for Newfoundland and Labrador” in 2002 is a case in point for Dr. Rodrigues’ wide sphere of influence.

He studied dentistry at the University of London, England in 1969 and was appointed a lecturer at the Royal Dental Hospital.  Dr. Rodigues began his career as a rural dentist in Whitbourne, Newfoundland in 1974.

In 1993, he founded the Rodrigues Winery, Newfoundland and Labrador’s first commercial winery and quickly developed an extensive network of contacts in the food and beverage industry in North America.

Late in 2011, Dr. Rodrigues expanded into the health food market founding Sedna Nutraceuticals Inc. a company that specializes in research and development of nutraceutical products for the production of nutrients, such as vitamin supplements.

We appointed Dr. Hilary A. Rodrigues as the Company’s chief executive officer because of his extensive network of contacts in the food and beverage industry in North America.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Rodrigues had or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA NUTRA CORP.
/s/ Brian W. Dicks
Brian W. Dicks
President and Director

Date:	June 15, 2012